EXHIBIT 99.1

NEWS

Veeco Instruments Inc., 1 Terminal Drive, Plainview, NY 11803 Tel. 516-677-0200 Fax. 516-677-0380

FOR IMMEDIATE RELEASE

Contact: Debra Wasser, SVP Investor Relations & Corporate Communications, 516-677-0200 x1472

VEECO PROVIDES SELECTED FOURTH QUARTER 2012 RESULTS AND

UPDATE ON CURRENT BUSINESS CONDITIONS

Plainview, N.Y., February  8, 2013 — Veeco Instruments Inc. (Nasdaq: VECO)  announced today that, due to the ongoing accounting review announced on November 15, 2012, the Company is  unable to report revenue and earnings information for the fourth quarter and year ended December 31, 2012. The Company will not be hosting an earnings call at this time, and is providing selected business highlights as follows:

•                  Fourth quarter unit shipments were in line with the Company’s expectations.

•                  Fourth quarter 2012 bookings were $92.3 million, up from the $83.7 million booked in the third quarter of 2012.  Q4 2012 bookings were: MOCVD $62.8 million, MBE $12.6 million (LED & Solar total $75.4 million), and Data Storage bookings $16.9 million.  Total bookings for the year were $392 million.

•                  At the end of the fourth quarter, Veeco took a $16M adjustment to reduce backlog across its businesses.

•                  The Company’s unaudited cash balance at December 31, 2012 was $579 million, up from $574 million at September 30, 2012.

•                  Veeco’s focus on cost controls has been ongoing.  Fourth quarter operating costs (unaudited) are expected to be roughly flat with the third quarter (in spite of higher professional costs associated with the ongoing accounting review).

John R. Peeler, Veeco’s Chairman and Chief Executive Officer, commented, “Our revenue recognition accounting review is ongoing, and we hope to be able to provide an update on our progress soon.  While we cannot provide revenue and earnings information at this time, fourth quarter shipments, bookings, and operating expenses are expected to come in about where we planned.  Bookings improved a bit sequentially from the third quarter due to some important research wins in our MBE business. We are pleased that the Company continued to increase our cash balance in this overall challenging environment.”

“Looking at 2013, we do not see any clear signs that the overcapacity in our MOCVD business and weak end market demand in Data Storage will improve in the near term. Customers across our markets continue to tightly guard spending and limit capacity expansions, and tight credit policies limit some of our Asian customers’ ability to raise capital and buy more equipment.  The LED industry clearly remains in an equipment digestion period. With few MOCVD deals available, we have also experienced continued competitive pricing pressure.”

Mr. Peeler concluded, “We are therefore focused on continuing to drive down Veeco’s operating expenses and manufacturing costs while maintaining critical investments in new product development.  Our goal is to be well positioned with competitive products and a strong customer support infrastructure when the market recovers. LEDs are expected to expand from 5% of general lighting to over 30% over the next few years, and continued strong demand for data storage will drive future hard drive industry investments.  While we are confident that demand for our products will improve, we are currently unable to predict the timing of a recovery.”

About Veeco

Veeco’s process equipment solutions enable the manufacture of LEDs, power electronics, hard drives, MEMS and wireless chips.  We are the market leader in MOCVD, MBE, Ion Beam and other advanced thin film process technologies.  Our high performance systems drive innovation in energy efficiency, consumer electronics and network storage and allow our customers to maximize productivity and achieve lower cost of ownership.  For information on our company, products and worldwide service and support, please visit www.veeco.com.

To the extent that this news release discusses expectations or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks discussed in the Business Description and Management’s Discussion and Analysis sections of Veeco’s Annual Report on Form 10-K for the year ended December 31, 2011 and in our subsequent quarterly reports on Form 10-Q, current reports on Form 8-K and press releases. Veeco does not undertake any obligation to update any forward-looking statements to reflect future events or circumstances after the date of such statements.

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